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                                                                  Exhibit (h)(8)

                              AMENDED AND RESTATED

                   NET INVESTMENT INCOME MAINTENANCE AGREEMENT

                           ADVANTUS SERIES FUND, INC.

     AMENDED AND RESTATED NET INVESTMENT INCOME MAINTENANCE AGREEMENT, effective as of October 29, 2009, by and between Advantus Capital Management, Inc. (the "Investment Adviser"), Securian Financial Services, Inc. (the "Underwriter") and Advantus Series Fund, Inc. (the "Corporation"), a Minnesota corporation, on behalf of the Money Market Portfolio (the "Fund").

     WHEREAS, the Investment Adviser, the Underwriter and the Corporation have previously entered into a Net Investment Income Maintenance Agreement, effective as of February 1, 2009 (the "Prior Agreement"); and

     WHEREAS, the parties have determined that each desires to amend and restate the Prior Agreement as set forth herein; and

     WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management company of the series type, and the Fund is a series of the Corporation; and

     WHEREAS, the Corporation and the Investment Adviser have entered into an Investment Advisory Agreement dated May 1, 2000 (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Corporation and the Underwriter have entered into an Amended Underwriting and Distribution Agreement dated November 6, 2007 (the "Underwriting Agreement") pursuant to which the Underwriter acts the principal underwriter for the Fund, and receives compensation thereunder pursuant to the Fund's Rule 12b-1 Plan; and

     WHEREAS, the Corporation and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the Fund's daily "Net Investment Income" (as defined in paragraph 1.1 below) at or in excess of zero. NOW, THEREFORE, the parties hereto agree as follows:

1.   Net Investment Income Maintenance.

     1.1 Net Investment Income. "Fund Investment Income", as defined in paragraph 1.2 below, minus "Fund Operating Expenses" as defined in paragraph 1.3 below equals Net Investment Income. If the Fund's Net Investment Income on any day is below zero, the Investment Adviser shall waive its Advisory Fee or reimburse the Fund an amount (defined as "Expense Waiver") sufficient to produce a Net Investment Income of zero.

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     1.2  Fund Investment Income. Fund Investment Income includes interest and dividends, net of foreign withholding taxes, plus income from securities lending activities, if applicable. Fund Investment Income does not include realized and unrealized gains or losses on investments and foreign currencies.

     1.3 Fund Operating Expenses. Fund Operating Expenses are the aggregate expenses of every character incurred by the Fund, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business). Fund Operating Expenses do not include "acquired fund fees and expenses" as defined in SEC Form N-1A, as it may be amended from time to time.

     1.4 Method of Computing Expense Waiver. To determine the Expense Waiver (Investment Adviser's liability), each day the Fund Operating Expenses shall be subtracted from the Fund Investment Income to produce the daily Net Investment Income. If the daily Net Investment Income is below zero for any day, the Investment Adviser shall first waive or reduce its advisory fee for such day by an amount sufficient to bring the Net Investment Income to zero. If the amount of the waived or reduced advisory fee for any such day is insufficient to bring the Net Investment Income to zero , the Investment Adviser shall also pay Fund expenses or reimburse the Fund an amount that, together with the waived or reduced advisory fee, is sufficient to bring the Net Investment Income to zero.

     1.5 Right of Recovery. The Investment Adviser shall have the option to recover the full amount waived, paid or reimbursed (the Expense Waiver) by the Investment Adviser on any day on which the Fund's Net Investment Income exceeds zero. In no event, however, shall the Expense Waiver, or any portion thereof, constitute an obligation of the Fund to the Investment Adviser on any such day unless the Investment Adviser has expressly exercised its right to recover all or a portion of the Expense Waiver on that day, in which case such portion of the Expense Waiver elected by the Investment Adviser for recovery that day shall then be due and payable. If, and to the extent, the payment by the Fund to the Investment Adviser of the Expense Waiver would cause the Fund's Net Investment Income to fall below zero, such payment shall be deferred until such date on which the payment would not cause the Fund to have a Net Investment Income of less than zero, provided that the right of the Investment Adviser to receive such payment shall expire three years after the day it effected such waiver, or made such payment or reimbursement.

     1.6 Payment. If the Investment Adviser is required to reimburse the Fund, the Investment Adviser shall make such payment within 30 days after each month-end in the amount due the Fund as of each month. If the Fund is required to pay the Investment Adviser the Expense Waiver, the Fund shall make such payment within 30 days after each month-end. Reimbursements to the Fund or the Expense

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          Waiver shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on such reimbursements or the Expense Waiver.

     1.7 Operating Expense Limit. Any Expense Waiver recovery payment by the Fund to the Investment Adviser shall not cause the Operating Expense for the Fund's full year of operations to exceed 1.25% of the Fund's average daily net assets.

2.   The Underwriter.

     In connection with the obligation of the Investment Adviser to maintain the Fund's Net Investment Income as set forth in section 1 herein, the Underwriter may waive its Rule 12b-1 fees contemplated by the Underwriting Agreement, and shall have the same rights to be reimbursed by the Fund as the Investment Adviser, as set forth in Section 1 herein, to the extent the Investment Adviser has not already been reimbursed by the Fund for its payment of Rule 12b-1 fees.

3.   Term and Termination of Agreement.

     This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the directors of the Corporation who
(i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). This Agreement will terminate upon the termination of the Advisory Agreement except the Investment Adviser's Right of Recovery set forth in section
1.5 herein.

4.   Miscellaneous.

     4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 Interpretation. Nothing herein contained shall be deemed to require any party hereto to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory (including self-regulatory) requirement to which it is subject or by which it is bound.

     4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to the investment advisory or Rule 12b-1 fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Underwriting Agreement, or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, the Underwriting Agreement, or the 1940 Act.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         ADVANTUS SERIES FUND, INC.


                                         By: /s/Gregory S. Strong
                                             -----------------------------------
                                         Name: Gregory S. Strong
                                         Title: President


                                         ADVANTUS CAPITAL MANAGEMENT, INC.


                                         By: /s/David Kuplic
                                             -----------------------------------
                                         Name: David Kuplic
                                         Title: Executive Vice President


                                         SECURIAN FINANCIAL SERVICES, INC.


                                         By: /s/George Connolly
                                             -----------------------------------
                                         Name: George Connolly
                                         Title: President and CEO

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